Rule 424(b)(3)

File No. 333-211457

Note:	This revised form of American Depositary Receipt is being filed to amend the Company name from Anglo American Platinum Limited to Valterra Platinum Limited, effective June 2, 2025.

EXHIBIT A

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents

one-sixth (1/6) of one deposited Share)

THE BANK OF NEW YORK MELLON

AMERICAN DEPOSITARY RECEIPT

FOR ORDINARY SHARES OF

ANGLO AMERICAN PLATINUM LIMITED

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF SOUTH AFRICA)

The Bank of New York Mellon, as depositary (hereinafter called the “Depositary”), hereby certifies that _________________________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares (herein called “Shares”) of Anglo American Platinum Limited, incorporated under the laws of the Republic of South Africa (herein called the “Company”). At the date hereof, each American Depositary Share represents one-sixth (1/6) of one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) with a custodian for the Depositary (herein called the “Custodian”) that, as of the date of the Deposit Agreement, was each of Société Générale (ZA), Standard Bank of South Africa, and FirstRand Bank Ltd, located in Johannesburg. The Depositary's Office is located at a different address than its principal executive office. Its Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at 225 Liberty Street, New York, N.Y. 10286.

THE DEPOSITARY'S OFFICE ADDRESS IS

240 GREENWICH STREET, NEW YORK, N.Y. 10286

1.                  THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the deposit agreement dated as of June 2, 2016 (herein called the “Deposit Agreement”) among the Company, the Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder, each of whom by accepting American Depositary Shares agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of those Shares and held thereunder (those Shares, securities, property, and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Depositary's Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.                  SURRENDER OF AMERICAN DEPOSITARY SHARES AND WITHDRAWAL OF SHARES.

Upon surrender at the Depositary’s Office of American Depositary Shares for the purpose of withdrawal of the Deposited Securities represented thereby and payment of the fee of the Depositary for the surrender of American Depositary Shares as provided in Section 5.9 of the Deposit Agreement and payment of all taxes and governmental charges payable in connection with that surrender and withdrawal of the Deposited Securities, and subject to the terms and conditions of this Deposit Agreement, the Owner of those American Depositary Shares shall be entitled to delivery (to the extent delivery can then be lawfully and practicably made), to or as instructed by that Owner, of the amount of Deposited Securities at the time represented by those American Depositary Shares, but not any money or other property as to which a record date for distribution to Owners has passed. The Depositary shall, without unreasonable delay, direct the Custodian with respect to delivery of Deposited Securities and may charge the surrendering Owner a fee and its expenses for doing so. That delivery will be made, at the office of the Custodian, except that, at the request, risk and expense of the surrendering Owner, and for the account of that Owner, the Depositary shall, without unreasonable delay, direct the Custodian to forward any cash or other property comprising, and forward a certificate or certificates, if applicable, and other proper documents of title, if any, for, the Deposited Securities represented by the surrendered American Depositary Shares to the Depositary for delivery at the Depositary’s Office or to another address specified in the order received from the surrendering Owner.

3.                  REGISTRATION OF TRANSFER OF AMERICAN DEPOSITARY SHARES; COMBINATION AND SPLIT-UP OF RECEIPTS; INTERCHANGE OF CERTIFICATED AND UNCERTIFICATED AMERICAN DEPOSITARY SHARES.

The Depositary, subject to the terms and conditions of the Deposit Agreement, shall, without unreasonable delay, register a transfer of American Depositary Shares on its transfer books upon (i) in the case of certificated American Depositary Shares, surrender of the Receipt evidencing those American Depositary Shares, by the Owner or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer or (ii) in the case of uncertificated American Depositary Shares, receipt from the Owner of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of that Agreement), and, in either case, duly stamped as may be required by the laws of the State of New York and of the United States of America. Upon registration of a transfer, the Depositary shall, without unreasonable delay, deliver the transferred American Depositary Shares to or upon the order of the person entitled thereto.

The Depositary, subject to the terms and conditions of the Deposit Agreement, shall, upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, without unreasonable delay, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

The Depositary, upon surrender of certificated American Depositary Shares for the purpose of exchanging for uncertificated American Depositary Shares, shall cancel the Receipt evidencing those certificated American Depositary Shares and, without unreasonable delay, send the Owner a statement confirming that the Owner is the owner of the same number of uncertificated American Depositary Shares. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement) from the Owner of uncertificated American Depositary Shares for the purpose of exchanging for certificated American Depositary Shares, shall, without unreasonable delay, cancel those uncertificated American Depositary Shares and register and deliver to the Owner a Receipt evidencing the same number of certificated American Depositary Shares.

As a condition precedent to the delivery, registration of transfer, or surrender of any American Depositary Shares or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Shares not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of American Depositary Shares against deposit of Shares generally or against deposit of particular Shares may be suspended, or the registration of transfer of American Depositary Shares in particular instances may be refused, or the registration of transfer of outstanding American Depositary Shares generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company (each in their good faith opinion) at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason. The Depositary shall notify the Company of any suspension or refusal under the preceding sentence that is outside the ordinary course of business. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Shares and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the Foreign Registrar, if applicable, or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Shares or to the withdrawal of the Deposited Securities. The Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares that, at the time of deposit, are Restricted Securities.

4.                  LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to or in connection with any American Depositary Shares or any Deposited Securities represented by any American Depositary Shares or in connection with a transaction to which Section 4.8 of the Deposit Agreement applies, that tax or other governmental charge shall be payable by the Owner of those American Depositary Shares to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Shares or any withdrawal of Deposited Securities represented by those American Depositary Shares until that payment is made, and may withhold any dividends or other distributions or the proceeds thereof, or may sell for the account of the Owner any part or all of the Deposited Securities represented by those American Depositary Shares, and may apply those dividends or other distributions or the net proceeds of any sale of that kind in payment of that tax or other governmental charge but, even after a sale of that kind, the Owner shall remain liable for any deficiency. Neither the Company nor the Depositary shall be liable for failure of an Owner or Holder to comply with applicable tax laws or governmental charges. The Depositary shall, as promptly as practicable, distribute any net proceeds of a sale made under Section 3.2 of the Deposit Agreement that are not used to pay taxes or governmental charges to the Owners entitled to them in accordance with Section 4.1 of the Deposit Agreement. If the number of Shares represented by each American Depositary Share decreases as a result of a sale of Deposited Securities under Section 3.2 of the Deposit Agreement, the Depositary may call for surrender of the American Depositary Shares to be exchanged on a mandatory basis for a lesser number of American Depositary Shares and may sell American Depositary Shares to the extent necessary to avoid distributing fractions of American Depositary Shares in that exchange and distribute the net proceeds of that sale to the Owners entitled to them.

5.                  WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that those Shares and each certificate therefor, if applicable, are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of the holders of outstanding securities of the Company and that the person making that deposit is duly authorized so to do. Every depositing person shall also be deemed to represent that the Shares, at the time of deposit, are not Restricted Securities. All representations and warranties deemed made under Section 3.3 of the Deposit Agreement shall survive the deposit of Shares and delivery of American Depositary Shares.

6.                  FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any American Depositary Shares, the distribution of any dividend or other distribution or of the proceeds thereof or the delivery of any Deposited Securities until that proof or other information is filed or those certificates are executed or those representations and warranties are made. The Depositary shall provide to the Company, to the extent practicable, upon the Company’s reasonable written request and at the Company’s expense, unless otherwise agreed in writing between the Company and the Depositary, any information or other material that it receives pursuant to Section 3.1 of the Deposit Agreement, to the extent that disclosure is permitted by applicable law. As conditions of accepting Shares for deposit, the Depositary may require (i) any certification required by the Depositary or the Custodian in accordance with the provisions of the Deposit Agreement, (ii) a written order directing the Depositary to deliver to, or upon the written order of, the person or persons stated in that order, the number of American Depositary Shares representing those Deposited Shares (iii) evidence satisfactory to the Depositary that those Shares have been re-registered in the books of the Company or the Foreign Registrar in the name of the Depositary, a Custodian or a nominee of the Depositary or a Custodian, (iv) evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in each applicable jurisdiction and (v) an agreement or assignment, or other instrument satisfactory to the Depositary, that provides for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property, that any person in whose name those Shares are or have been recorded may thereafter receive upon or in respect of those Shares, or, in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

7.                  CHARGES OF DEPOSITARY.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares or to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or Deposited Securities or a delivery of American Depositary Shares pursuant to Section 4.3 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable (including SWIFT) and facsimile transmission fees and expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.5 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the delivery of American Depositary Shares pursuant to Section 2.3, 4.3 or 4.4 of the Deposit Agreement and the surrender of American Depositary Shares pursuant to Section 2.5 or 6.2 of the Deposit Agreement, (6) a fee of $.05 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.1 through 4.4 and 4.8 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.2 of the Deposit Agreement or of rights pursuant to Section 4.4 of that Agreement (where the Depositary will not exercise or sell those rights on behalf of Owners), such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities under the Deposit Agreement (for purposes of this item 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under item 6, a fee of $.05 or less per American Depositary Share (or portion thereof) per annum for depositary services, which will be payable as provided in item 9 below, and (9) any other charges payable by the Depositary or the Custodian, any of the Depositary's or Custodian’s agents or the agents of the Depositary's or Custodian’s agents, in connection with the servicing of Shares or other Deposited Securities (which charges shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.6 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing those Owners for those charges or by deducting those charges from one or more cash dividends or other cash distributions).

The Depositary may collect any of its fees by deduction from any cash distribution payable, or by selling a portion of any securities to be distributed, to Owners that are obligated to pay those fees.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in American Depositary Shares.

From time to time, the Depositary may make payments to the Company to reimburse the Company for costs and expenses generally arising out of establishment and maintenance of the American Depositary Shares program, waive fees and expenses for services provided by the Depositary or share revenue from the fees collected from Owners or Holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

8.                  PRE-RELEASE OF AMERICAN DEPOSITARY SHARES.

Notwithstanding Section 2.3 of the Deposit Agreement, the Depositary may deliver American Depositary Shares prior to the receipt of Shares pursuant to Section 2.2 of the Deposit Agreement (a “Pre-Release”). The Depositary may, pursuant to Section 2.5 of the Deposit Agreement, deliver Shares upon the surrender of American Depositary Shares that have been Pre-Released, whether or not that surrender is prior to the termination of that Pre-Release or the Depositary knows that those American Depositary Shares have been Pre-Released. The Depositary may receive American Depositary Shares in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation from the person to whom American Depositary Shares or Shares are to be delivered (the "Pre-Releasee"), that the Pre-Releasee, or its customer, (i) owns the Shares or American Depositary Shares to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or American Depositary Shares, as the case may be, to the Depositary in its capacity as such and for the benefit of the Owners, and (iii) will not take any action with respect to such Shares or American Depositary Shares, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or American Depositary Shares, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days’ notice, and (d) subject to all indemnities and credit regulations that the Depositary deems appropriate. The number of Shares not deposited but represented by American Depositary Shares outstanding at any time as a result of Pre-Release will not normally exceed thirty percent (30%) of all American Depositary Shares outstanding; provided, however, that the Depositary reserves the right to change or disregard that limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application. The Depositary will also set Dollar limits with respect to Pre-Release transactions to be entered into hereunder with any particular Pre-Releasee on a case by case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to the Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver Shares or American Depositary Shares upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with Pre-Release.

9.                  TITLE TO AMERICAN DEPOSITARY SHARES.

It is a condition of the American Depositary Shares, and every successive Owner and Holder of American Depositary Shares, by accepting or holding the same, consents and agrees that American Depositary Shares evidenced by a Receipt, when the Receipt is properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of the State of New York, and that American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of the State of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Shares as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any Holder of American Depositary Shares, but only to the Owner.

10.              VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been (i) executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or (ii) executed by the facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual signature of a duly authorized signatory of the Depositary or the Registrar or a co-registrar.

11.              REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet web site or through an electronic information delivery system generally available to the public in its primary trading market. The Company's Internet web site address is www.angloamericanplatinum.com .

The Depositary will make available for inspection by Owners at its Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of those Deposited Securities by the Company. The Company shall furnish reports and communications, including any proxy soliciting material to which Section 4.9 of the Deposit Agreement applies, to the Depositary in English, to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books for the registration of American Depositary Shares and transfers of American Depositary Shares, which shall be open for inspection by the Owners at the Depositary’s Office during regular business hours, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Shares.

12.              DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into Dollars transferable to the United States, and subject to the Deposit Agreement, convert that dividend or other cash distribution into Dollars and distribute, as promptly as practicable, the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement) to the Owners entitled thereto; provided, however, that if the Custodian or the Depositary is required to withhold and does withhold from that cash dividend or other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the American Depositary Shares representing those Deposited Securities shall be reduced accordingly. If a cash distribution would represent a return of all or substantially all the value of the Deposited Securities underlying American Depositary Shares, the Depositary may require surrender of those American Depositary Shares and may require payment of or deduct the fee for surrender of American Depositary Shares (whether or not it is also requiring surrender of American Depositary Shares) as a condition of making that cash distribution. A distribution of that kind shall be a Termination Option Event.

Subject to the provisions of Section 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.1, 4.3 or 4.4 of the Deposit Agreement on Deposited Securities (but not in exchange for or in conversion or in lieu of Deposited Securities), the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary and any taxes or other governmental charges, in any manner that the Depositary deems equitable and practicable for accomplishing that distribution (which may be a distribution of depositary shares representing the securities received); provided, however, that if in the good faith opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be lawful and feasible, the Depositary may, after consultation with the Company to the extent practicable, adopt such other method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and distribution of the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement) to the Owners entitled thereto all in the manner and subject to the conditions set forth in Section 4.1 of the Deposit Agreement. The Depositary may withhold any distribution of securities under Section 4.2 of the Deposit Agreement if it has not received satisfactory assurances from the Company that the distribution does not require registration under the Securities Act of 1933. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under this Article that is sufficient to pay its fees and expenses in respect of that distribution. If a distribution under Section 4.2 of the Deposit Agreement would represent a return of all of substantially all the value of the Deposited Securities underlying American Depositary Shares, the Depositary may require surrender of those American Depositary Shares and may require payment of or deduct the fee for surrender of American Depositary Shares (whether or not it is also requiring surrender of American Depositary Shares) as a condition of making that distribution. A distribution of that kind shall be a Termination Option Event.

Whenever the Depositary receives any distribution consisting of a dividend in, or free distribution of, Shares, the Depositary may, and shall, if the Company so requests in writing, deliver to the Owners entitled thereto, an aggregate number of American Depositary Shares representing the amount of Shares received as that dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and issuance of American Depositary Shares, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement (and the Depositary may sell, by public or private sale, an amount of Shares received (or American Depositary Shares representing those Shares) sufficient to pay its fees and expenses in respect of that distribution). In lieu of delivering fractional American Depositary Shares, the Depositary may sell the amount of Shares represented by the aggregate of those fractions (or American Depositary Shares representing those Shares) and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.1of the Deposit Agreement. If and to the extent that additional American Depositary Shares are not delivered and Shares or American Depositary Shares are not sold, each American Depositary Share shall thenceforth also represent the additional Shares distributed on the Deposited Securities represented thereby.

If the Company declares a distribution in which holders of Deposited Securities have a right to elect whether to receive cash, Shares or other securities or a combination of those things, or a right to elect to have a distribution sold on their behalf, the

Depositary may, after consultation with the Company, make that right of election available for exercise by Owners any manner the Depositary considers to be lawful and practical. As a condition of making a distribution election right available to Owners, the Depositary may require satisfactory assurances from the Company that doing so does not require registration of any securities under the Securities Act of 1933.

If the Depositary determines, after consultation with the Company to the extent practicable, that any distribution received or to be made by the Depositary (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge that the Depositary is obligated to withhold, the Depositary may sell, by public or private sale, all or a portion of the distributed property (including Shares and rights to subscribe therefor) in the amounts and manner the Depositary deems necessary and practicable to pay any those taxes or charges, and the Depositary shall distribute the net proceeds of that sale, after deduction of those taxes or charges, to the Owners entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

Each Owner and Holder agrees to indemnify the Company, the Depositary, the Custodian and their respective directors, employees, agents and affiliates for, and hold each of them harmless against, any claim by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced withholding at source or other tax benefit received by it.

13.              RIGHTS.

(a)       If rights are granted to the Depositary in respect of deposited Shares to purchase additional Shares or other securities, the Company and the Depositary shall endeavor to consult as to the actions, if any, the Depositary should take in connection with that grant of rights. The Depositary may, to the extent deemed by it to be lawful and practical (i) if requested in writing by the Company, grant to all or certain Owners rights to instruct the Depositary to purchase the securities to which the rights relate and deliver those securities or American Depositary Shares representing those securities to Owners, (ii) if requested in writing by the Company, deliver the rights to or to the order of certain Owners, or (iii) sell the rights to the extent practicable and distribute the net proceeds of that sale to Owners entitled to those proceeds. To the extent rights are not exercised, delivered or disposed of under (i), (ii) or (iii) above, the Depositary shall permit the rights to lapse unexercised. No distribution to Owners of rights or the net proceeds of any sale of rights shall be unreasonably delayed by any action of the Depositary or any of its agents.

(b)       If the Depositary will act under (a)(i) above, the Company and the Depositary will enter into a separate agreement setting forth the conditions and procedures applicable to the particular offering. Upon instruction from an applicable Owner in the form the Depositary specified and upon payment by that Owner to the Depositary of an amount equal to the purchase price of the securities to be received upon the exercise of the rights, the Depositary shall, on behalf of that Owner, exercise the rights and purchase the securities. The purchased securities shall be delivered to, or as instructed by, the Depositary. The Depositary shall, without unreasonable delay (i) deposit the purchased Shares under the Deposit Agreement and deliver American Depositary Shares representing those Shares to that Owner or (ii) deliver or cause the purchased Shares or other securities to be delivered to or to the order of that Owner. The Depositary will not act under (a)(i) above unless the offer and sale of the securities to which the rights relate are registered under the Securities Act of 1933 or the Depositary has received an opinion of United States counsel that is satisfactory to it to the effect that those securities may be sold and delivered to the applicable Owners without registration under the Securities Act of 1933.

(c)       If the Depositary will act under (a)(ii) above, the Company and the Depositary will enter into a separate agreement setting forth the conditions and procedures applicable to the particular offering. Upon (i) the request of an applicable Owner to deliver the rights allocable to the American Depositary Shares of that Owner to an account specified by that Owner to which the rights can be delivered and (ii) receipt of such documents as the Company and the Depositary agreed to require to comply with applicable law, the Depositary will deliver those rights as requested by that Owner.

(d)       If the Depositary will act under (a)(iii) above, the Depositary will use reasonable efforts to sell the rights in proportion to the number of American Depositary Shares held by the applicable Owners and pay the net proceeds to the Owners otherwise entitled to the rights that were sold, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any American Depositary Shares or otherwise.

(e)       Payment or deduction of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement and payment or deduction of the expenses of the Depositary and any applicable taxes or other governmental charges shall be conditions of any delivery of securities or payment of cash proceeds under Section 4.4 of that Agreement.

(f)       The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make rights available to or exercise rights on behalf of Owners in general or any Owner in particular , or to sell rights.

14.              CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall, as promptly as practicable, convert or cause to be converted by sale or in any other manner that it may determine that foreign currency into Dollars, and those Dollars shall, as promptly as practicable, be distributed to the Owners entitled thereto. A cash distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners based on exchange restrictions, the date of delivery of any American Depositary Shares or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.9 of the Deposit Agreement.

If a conversion of foreign currency or the repatriation or distribution of Dollars can be effected only with the approval or license of any government or agency thereof, the Depositary may, but will not be required to, file an application for that approval or license.

If the Depositary determines that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof that is required for such conversion is not filed or sought by the Depositary or is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make that conversion and distribution in Dollars to the extent practicable and permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold that balance uninvested and without liability for interest thereon for the account of, the Owners entitled thereto.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under this Deposit Agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account.  The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under this Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Owners, subject to the Depositary’s obligations under Section 5.3. The methodology used to determine exchange rates used in currency conversions is available upon request.

15.              RECORD DATES.

Whenever a cash dividend, cash distribution or any other distribution is made on Deposited Securities or rights to purchase Shares or other securities are issued with respect to Deposited Securities (which rights will be delivered to or exercised or sold on behalf of Owners in accordance with Section 4.4 of the Deposit Agreement) or the Depositary receives notice that a distribution or issuance of that kind will be made, or whenever the Depositary receives notice that a meeting of holders of Shares will be held in respect of which the Company has requested the Depositary to send a notice under Section 4.7 of the Deposit Agreement, or whenever the Depositary will assess a fee or charge against the Owners, or whenever the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary otherwise finds it necessary or convenient, the Depositary shall fix a record date, which shall be the same as, or as near as practicable to, any corresponding record date set by the Company with respect to Shares, (a) for the determination of the Owners (i) who shall be entitled to receive the benefit of that dividend or other distribution or those rights, (ii) who shall be entitled to give instructions for the exercise of voting rights at that meeting, (iii) who shall be responsible for that fee or charge or (iv) for any other purpose for which the record date was set, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.1 through 4.5 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, the Owners on a record date fixed by the Depositary shall be entitled to receive the amount distributable by the Depositary with respect to that dividend or other distribution or those rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively, to give voting instructions or to act in respect of the other matter for which that record date was fixed, or be responsible for that fee or charge, as the case may be.

16.              VOTING OF DEPOSITED SHARES.

(a)       Upon receipt of notice of any meeting of holders of Shares at which holders of Shares will be entitled to vote, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, Disseminate to the Owners a notice, the form of which shall be in the sole discretion of the Depositary, that shall contain (i) the information contained in the notice of meeting received by the Depositary, (ii) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of South African law and of the articles of association or similar documents of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Shares represented by their respective American Depositary Shares (iii) a statement as to the manner in which those instructions may be given and (iv) the last date on which the Depositary will accept instructions (the “Instruction Cutoff Date”).

(b)       Upon the written request of an Owner of American Depositary Shares, as of the date of the request or, if a record date was specified by the Depositary, as of that record date, received on or before any Instruction Cutoff Date established by the Depositary, the Depositary may, and if the Depositary sent a notice under the preceding paragraph shall, endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited Shares represented by those American Depositary Shares in accordance with the instructions set forth in that request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the deposited Shares other than in accordance with instructions given by Owners and received by the Depositary.

(c)       There can be no assurance that Owners generally or any Owner in particular will receive the notice described in paragraph (a) above in time to enable Owners to give instructions to the Depositary prior to the Instruction Cutoff Date.

(d)       If the Company will request the Depositary to Disseminate a notice under paragraph (a) above, the Company shall give the Depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of Shares in connection with the meeting as far in advance of the meeting date as practicable.

17.              TENDER AND EXCHANGE OFFERS; REDEMPTION, REPLACEMENT OR CANCELLATION OF DEPOSITED SECURITIES.

(a)       The Depositary shall not tender any Deposited Securities in response to any voluntary cash tender offer, exchange offer or similar offer made to holders of Deposited Securities (a “Voluntary Offer”), except when instructed in writing to do so by an Owner surrendering American Depositary Shares and subject to any conditions or procedures the Depositary may require.

(b)       If the Depositary receives a written notice that Deposited Securities have been redeemed for cash or otherwise purchased for cash in a transaction that is mandatory and binding on the Depositary as a holder of those Deposited Securities (a “Redemption”), the Depositary, at the expense of the Company, shall, without unreasonable delay (i) if required, surrender Deposited Securities that have been redeemed to the issuer of those securities or its agent on the redemption date, (ii) Disseminate a notice to Owners (A) notifying them of that Redemption, (B) calling for surrender of a corresponding number of American Depositary Shares and (C) notifying them that the called American Depositary Shares have been converted into a right only to receive the money received by the Depositary upon that Redemption and those net proceeds shall be the Deposited Securities to which Owners of those converted American Depositary Shares shall be entitled upon surrenders of those American Depositary Shares in accordance with Section 2.5 or 6.2 of the Deposit Agreement and (iii) distribute the money received upon that Redemption to the Owners entitled to it upon surrender by them of called American Depositary Shares in accordance with Section 2.5 of that Agreement (and, for the avoidance of doubt, Owners shall not be entitled to receive that money under Section 4.1 of that Agreement). If the Redemption affects less than all the Deposited Securities, the Depositary shall call for surrender a corresponding portion of the outstanding American Depositary Shares and only those American Depositary Shares will automatically be converted into a right to receive the net proceeds of the Redemption. The Depositary shall, without unreasonable delay, allocate the American Depositary Shares converted under the preceding sentence among the Owners pro-rata to their respective holdings of American Depositary Shares immediately prior to the Redemption, except that the allocations may be adjusted so that no fraction of a converted American Depositary Share is allocated to any Owner. A Redemption of all or substantially all of the Deposited Securities shall be a Termination Option Event.

(c)       If the Depositary is notified of or there occurs any change in nominal value or any subdivision, combination or any other reclassification of the Deposited Securities or any recapitalization, reorganization, sale of assets substantially as an entirety, merger or consolidation affecting the issuer of the Deposited Securities or to which it is a party that is mandatory and binding on the Depositary as a holder of Deposited Securities and, as a result, securities or other property have been or will be delivered in exchange, conversion, replacement or in lieu of, Deposited Securities (a “Replacement”), the Depositary shall, if required (and if so required, without unreasonable delay), surrender the old Deposited Securities affected by that Replacement of Shares and hold, as new Deposited Securities under the Deposit Agreement, the new securities or other property delivered to it in that Replacement. However, the Depositary may elect to sell those new Deposited Securities if in the good faith opinion of the Depositary it is not lawful or not practical for it to hold those new Deposited Securities under the Deposit Agreement because those new Deposited Securities may not be distributed to Owners without registration under the Securities Act of 1933 or for any other reason, at public or private sale, at such places and on such terms as it deems proper and proceed as if those new Deposited Securities had been Redeemed under paragraph (b) above. A Replacement shall be a Termination Option Event.

(d)       In the case of a Replacement where the new Deposited Securities will continue to be held under the Deposit Agreement, the Depositary may call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing the new Deposited Securities and the number of those new Deposited Securities represented by each American Depositary Share. If the number of Shares represented by each American Depositary Share decreases as a result of a Replacement, the Depositary may call for surrender of the American Depositary Shares to be exchanged on a mandatory basis for a lesser number of American Depositary and may sell American Depositary Shares to the extent necessary to avoid distributing fractions of American Depositary Shares in that exchange and distribute the net proceeds of that sale to the Owners entitled to them.

(e)       If there are no Deposited Securities with respect to American Depositary Shares, including if the Deposited Securities are cancelled, or the Deposited Securities with respect to American Depositary Shares become apparently worthless, the Depositary may call for surrender of those American Depositary Shares or may cancel those American Depositary Shares, upon notice to Owners, and a Termination Option Event occurs.

18.              LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Holder, (i) if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the articles of association or any similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company is prevented from, forbidden to or delayed in, or could be subject to any civil or criminal penalty on account of doing or performing and therefore does not do or perform, any act or thing that, by the terms of the Deposit Agreement or Deposited Securities, it is provided shall be done or performed, (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement (including any determination by the Depositary to take, or not take, any action that the Deposit Agreement provides the Depositary may take), (iii) for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or Holders, or (iv) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement. Where, by the terms of a distribution to which Section 4.1, 4.2 or 4.3 of the Deposit Agreement applies, or an offering to which Section 4.4 of the Deposit Agreement applies, or for any other reason, that distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of that distribution or offering on behalf of such Owners and make the net proceeds available to Owners, then the Depositary shall not make that distribution or offering available to Owners, and shall allow any rights, if applicable, to lapse.

Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Shares, on behalf of any Owner or Holder or other person. Each of the Depositary and the Company may rely, and shall be protected in relying upon, any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. Neither the Depositary nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of American Depositary Shares or Deposited Securities or otherwise. In the absence of bad faith on its part, the Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast or the effect of any such vote. The Depositary shall have no duty to make any determination or provide any information as to the tax status of the Company or any liability for any tax consequences that may be incurred by Owners or Holders as a result of owning or holding American Depositary Shares. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.              RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, to become effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 90 days’ prior written notice of that removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of its appointment as provided in the Deposit Agreement. The Depositary in its discretion may at any time appoint a substitute or additional custodian or custodians.

20.              AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders in any respect which they may deem necessary or desirable. Any amendment that would shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that would otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Shares until the expiration of 30 days after notice of that amendment has been Disseminated to the Owners of outstanding American Depositary Shares. Every Owner and Holder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold American Depositary Shares or any interest therein, to consent and agree to that amendment and to be bound by the Deposit Agreement as amended thereby. Upon the effectiveness of an amendment to the form of Receipt, including a change in the number of Shares represented by each American Depositary Share, the Depositary may call for surrender of Receipts to be replaced with new Receipts in the amended form or call for surrender of American Depositary Shares to effect that change of ratio. In no event shall any amendment impair the right of the Owner to surrender American Depositary Shares and receive delivery of the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.              TERMINATION OF DEPOSIT AGREEMENT.

(a)       The Company may initiate termination of the Deposit Agreement by notice to the Depositary. The Depositary may initiate termination of the Deposit

Agreement if (i) at any time 60 days shall have expired after the Depositary delivered to the Company a written resignation notice and a successor depositary has not been appointed and accepted its appointment as provided in Section 5.4 of that Agreement, (ii) an Insolvency Event or Delisting Event occurs with respect to the Company or (iii) a Termination Option Event has occurred or will occur. If termination of this Deposit Agreement is initiated, the Depositary shall Disseminate a notice of termination to the Owners of all American Depositary Shares then outstanding setting a date for termination (the “Termination Date”), which shall be at least 90 days after the date of that notice, and the Deposit Agreement shall terminate on that Termination Date.

(b)       After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.8 and 5.9 of that Agreement.

(c)       At any time after the Termination Date, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Shares that remain outstanding, and those Owners will become general creditors of the Depositary with respect to those net proceeds. After making that sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except (i) to account for the net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges) and (ii) for its obligations under Section 5.8 of that Agreement and (iii) to act as provided in the paragraph (d) below.

(d)       After the Termination Date, the Depositary shall continue to receive dividends and other distributions pertaining to Deposited Securities (that have not been sold), may sell rights and other property as provided in the Deposit Agreement and shall deliver Deposited Securities (or sale proceeds) upon surrender of American Depositary Shares (after payment or upon deduction, in each case, of the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of those American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges). After the Termination Date, the Depositary shall not accept deposits of Shares or deliver American Depositary Shares. After the Termination Date, (i) the Depositary may refuse to accept surrenders of American Depositary Shares for the purpose of withdrawal of Deposited Securities (that have not been sold) if in its judgment the requested withdrawal would interfere with its efforts to sell the Deposited Securities, (ii) the Depositary will not be required to deliver cash proceeds of the sale of Deposited Securities until all Deposited Securities have been sold and (iii) the Depositary may discontinue the registration of transfers of American Depositary Shares and suspend the distribution of dividends and other distributions on Deposited Securities to the Owners and need not give any further notices or perform any further acts under the Deposit Agreement except as provided in Section 6.2 of that Agreement.

22.              DTC DIRECT REGISTRATION SYSTEM AND PROFILE MODIFICATION SYSTEM.

(a)       Notwithstanding the provisions of Section 2.4 of the Deposit Agreement, the parties acknowledge that DTC’s Direct Registration System (“DRS”) and Profile Modification System (“Profile”) apply to the American Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated securities and holding of security entitlements in those securities through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of an Owner of American Depositary Shares, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register that transfer.

(b)       In connection with DRS/Profile, the parties acknowledge that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an Owner in requesting registration of transfer and delivery described in paragraph (a) above has the actual authority to act on behalf of that Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.3 and 5.8 of the Deposit Agreement apply to the matters arising from the use of the DRS/Profile. The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and otherwise in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

23.              APPOINTMENT OF AGENT FOR SERVICE OF PROCESS; SUBMISSION TO JURISDICTION; JURY TRIAL WAIVER; WAIVER OF IMMUNITIES.

The Company has (i) appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as the Company's authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement, (ii) consented and submitted to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agreed that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH OWNER AND HOLDER) THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY AND/OR THE

DEPOSITARY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SHARES OR THE RECEIPTS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF, INCLUDING WITHOUT LIMITATION ANY QUESTION REGARDING EXISTENCE, VALIDITY OR TERMINATION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

To the extent that the Company or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

24.              DISCLOSURE OF INTERESTS.

When required in order to comply with applicable laws and regulations or the articles of association or similar document of the Company, the Company may from time to time request each Owner and Holder to provide to the Depositary information relating to: (a) the capacity in which it holds American Depositary Shares, (b) the identity of any Holders or other persons or entities then or previously interested in those American Depositary Shares and the nature of those interests and (c) any other matter where disclosure of such matter is required for that compliance.   Each Owner and Holder agrees to provide all information known to it in response to a request made pursuant to this Section.  Each Holder consents to the disclosure by the Owner or other Holder through which it holds American Depositary Shares, directly or indirectly, of all information responsive to a request made pursuant to this Section relating to that Holder that is known to that Owner or other Holder.  The Depositary agrees to use reasonable efforts, at the Company's expense, unless otherwise agreed in writing between the Company and the Depositary, to comply with written instructions requesting that the Depositary forward any request authorized under this Section to the Owners and to forward to the Company any responses it receives in response to that request.

The Company may from time to time request Owners to provide information as to the capacity in which they own or owned American Depositary Shares and regarding the identity of any other persons then or previously having a beneficial interest in those American Depositary Shares and the nature of that interest and various other matters. Each Owner agrees to provide any information requested by the Company or the

Depositary pursuant to Section 3.4 of the Deposit Agreement. The Depositary agrees, at the Company’s expense, which shall be agreed with the Company prior to such expense being incurred, to comply with reasonable written instructions received from time to time from the Company requesting the Depositary forward any requests of that kind to the Owners and to forward to the Company any responses received by the Depositary.

Notwithstanding any other provision of the Deposit Agreement or of the Receipts and without limiting the foregoing, by accepting or holding a Receipt, each Owner agrees to provide such information as the Company may request in a disclosure notice (a “Disclosure Notice”) given pursuant to the South African Companies Act 2008 (as amended from time to time and including any statutory modification or re-enactment thereof, the “Companies Act”) or the constitutional documents of the Company.

By accepting or holding a Receipt, each Owner acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the constitutional documents of the Company which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares.

In addition, by accepting or holding a Receipt, each Owner agrees to comply with the disclosure and transparency provisions of Section 122 of the Companies Act (as amended from time to time, the “DTRs”) with regard to the notification to the Company of interests in Shares and certain financial instruments, which currently provide, as of the date of the Deposit Agreement, inter alia, that an Owner must notify the Company of the percentage of its voting rights he holds as shareholder or holds or is deemed to hold through his direct or indirect holding of certain financial instruments (or a combination of such holdings) if the percentage of those voting rights (i) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of Shares or certain financial instruments, or (ii) reaches, exceeds or falls below such applicable thresholds as a result of events changing the breakdown of voting rights and on the basis of information disclosed by the Company in accordance with the DTRs.

Under applicable law as of the date of the Deposit Agreement, the notification must be effected as soon as possible, but not later than two JSE trading days after the Owner (a) learns of the acquisition or disposal or of the possibility of exercising voting rights, or on which, having regard to the circumstances, should have learned of it, regardless of the date on which the acquisition, disposal or possibility of exercising voting rights takes effect, or (b) is informed of the event mentioned in (ii) above.